UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

TheStreet.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-25779	06-1515824
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Wall Street 15th Floor New York, NY	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 321-5000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement with James J. Cramer

On August 1, 2005, TheStreet.com, Inc. (the “Company) and its co-founder, director and columnist, James J. Cramer, entered into a new employment agreement (the “Employment Agreement”), upon expiration of his prior agreement. Pursuant to the Employment Agreement, Mr. Cramer will author articles for the Company’s publications, provide on-air radio hosting services for the Company’s radio programming, and provide reasonable promotional and other services, subject to his personal and professional availability, through December 31, 2007.

In consideration for providing these services, Mr. Cramer’s salary will be $500,000 per annum for the remainder of 2005, $750,000 for fiscal 2006 and $1,000,000 for fiscal 2007. In addition, he will continue to be paid the radio talent fee (currently $363,000 per annum) paid to the Company by Buckley Broadcasting Corp.-WOR under the Company’s radio agreement. Mr. Cramer is also eligible to receive stock option awards and annual bonuses under the Company’s annual incentive plan, in each case as determined by the Compensation Committee of the Board of Directors. Mr. Cramer has agreed that, during the term of the Employment Agreement, he will not write for online financial publications that compete with the Company or be a lender, director, stockholder, partner etc., for any other start-up on-line business that competes with the Company without first obtaining the Company’s consent. In addition, during the term of the Employment Agreement and for a period of 18 months after the cessation of his employment, he will not solicit for employment, in any business enterprise or activity, any person who was employed by the Company during the six months prior to the cessation of his employment. Mr. Cramer is permitted to pursue other journalistic endeavors (including, for example, his authorship of a column for New York magazine) provided that they are not inconsistent with the performance of his obligations to the Company.

Under the Employment Agreement, the Company can terminate Mr. Cramer’s employment for “Cause” (as such term is defined in the Employment Agreement). Additionally, Mr. Cramer has the right to terminate his employment with the Company for “Good Reason” (as such term is defined Employment Agreement).

If the Company terminates Mr. Cramer’s employment for “Cause” or Mr. Cramer terminates his employment without “Good Reason,” then for a period of 18 months following such termination, Mr. Cramer will not write for online financial publications that compete with the Company without first obtaining the Company’s consent. If the Company seeks to terminate Mr. Cramer’s employment without “Cause” or if Mr. Cramer seeks to terminate his employment with “Good Reason,” then the Company may, in its discretion, require Mr. Cramer to take a period of “Garden Leave” (as such term is defined in the Employment Agreement ) which shall run for the lesser of 18 months or the remainder of the term, during which time: (i) the Company shall be under no obligation to vest in or assign to Mr. Cramer any powers and duties or provide any work for Mr. Cramer; and (ii) Mr. Cramer will continue to be an employee of the Company and will be entitled to receive his salary and all other financial and non-financial benefits of his employment and be subject to the non-compete provisions of the Employment Agreement. After expiration of any Garden Leave period, Mr. Cramer’s employment with the Company will terminate.

Mr. Cramer also has the right to terminate the Employment Agreement 31 days after the Company undergoes a “Change of Control” (as such term is defined in the Employment Agreement).

The Employment Agreement also contains indemnification provisions pursuant to which the Company has agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against losses suffered in connection with the provision of his services under the Employment Agreement (and previous employment agreements) and in connection with his provision of radio hosting and other services to Premiere Radio Networks, Inc. from July 30, 2001 through December 30, 2002.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Amendment of Retention Agreement with James J. Cramer

On August 1, 2005, the Company and Mr. Cramer entered into a letter agreement amending the Retention Agreement, dated January 24, 2005 between the parties (the “Retention Agreement”) in order to avoid conflicts with the new Employment Agreement. As amended, after the occurrence of a “Change of Control” (as such term is defined in the Retention Agreement), Mr. Cramer will not be eligible to receive the termination payments provided in the Retention Agreement. Instead, if the Company or its successor seeks to terminate Mr. Cramer’s employment without “Cause” or Mr. Cramer seeks to terminate his employment without “Good Reason” (as such terms are defined in the Employment Agreement), the “Garden Leave” provisions of the Employment Agreement will govern. All other terms and provisions of the Retention Agreement continue unmodified in full force and effect.

A copy of the letter agreement is filed as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Number	Description

10.1	Employment Agreement, dated August 1, 2005, between James J. Cramer and TheStreet.com, Inc.

10.2	Letter Agreement, dated August 1, 2005, between James J. Cramer and TheStreet.com, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TheStreet.com, Inc. (Registrant)

Date: August 5, 2005	By:	/s/ Thomas J. Clarke, Jr.
Chief Executive Officer

EXHIBIT INDEX

EX-10.1	Employment Agreement, dated August 1, 2005, between James J. Cramer and TheStreet.com, Inc.

EX-10.2	Letter Agreement, dated August 1, 2005, between James J. Cramer and TheStreet.com, Inc.